EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 26, 2024 (the “Effective Date”) by and between Exclusive Jets, LLC (the “Company”), and Matthew Lesmeister (“Employee”). Each of the Company and Employee is referred to herein as a “Party” and together they are referred to as the “Parties.”

WHEREAS, the Company desires to retain Employee in the role of Chief Operating Officer (“COO”); and,

    WHEREAS, the Company and Employee wish to document the terms of Employee’s employment with the Company, as set forth in this Agreement; and,

TERMS

In consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

1.Employment. Employee serves as the Company’s Chief Operating Officer (“COO”). Employee will report solely and directly to, and be subject to the supervision of, the Company’s Chief Executive Officer (“CEO”). Employee will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with the position of COO and shall perform customary and appropriate duties as may otherwise be assigned to the Employee from time to time by the CEO.

2.Term. The duration of this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated pursuant to Section 7. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 5, 8, 9, 10, and 11 shall survive the expiration or termination hereof.

3.Duties; Place of Performance.

(a)Duties. Employee shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company. Employee will perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. During the Term, Employee shall not be substantially engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere materially with the performance by Employee of his duties hereunder or Employee’s reasonable availability to perform such duties or that Employee knows, or should reasonably know, will adversely affect, or negatively reflect upon, Company. The foregoing notwithstanding, Employee may engage in charitable activities, community, affairs, industry, trade or professional associations, and speaking engagements as Employee reasonably determines does not: (i) create or involve a

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conflict of interest or violation of the covenants set forth in this Agreement; or (ii) conflict with Employee’s diligent performance of Employee's responsibilities hereunder.

(b)Place of Performance. The duties to be performed by Employee hereunder shall be performed primarily at the executive offices of the Company in Kinston, North Carolina, or wherever the principal executive offices of the Company shall hereafter be located, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company and Employee may reasonably designate and mutually agree.

(c)Parent Company / Indemnification Agreement. Concurrent with Employee’s appointment as COO of the Company, he shall also be appointed Chief Operating Officer of the Company's parent, flyExclusive, Inc. (the "Parent"), and Employee and the Parent shall enter into an Indemnification Agreement substantially in the form filed as Exhibit 10.7 to the Parent's Annual Report on Form 10-K for the year ended December 31, 2023.

4.Compensation. As full compensation for Employee’s performance of services as an employee of the Company, the Company shall pay Employee as follows:

(a)Base Salary. The Company shall pay Employee an annual base salary of Five Hundred Thousand Dollars ($500,000.00) (the “Base Salary”), less applicable withholdings and deductions. Payment shall be made in accordance with the Company’s normal payroll practices. The Company's Board of Directors (the "Board"), or its Compensation Committee, shall review the Base Salary not less than annually to determine whether an increase in the amount thereof is warranted.

(b)Annual Bonus. Subject to the following provisions of this Section 4(b), Employee shall be eligible to receive an annual bonus in an amount of up to fifty percent (50%) of the Base Salary (the “Annual Bonus”) based upon the achievement of certain objectives during the year in question. Specifically, (i) fifty percent (50%) of the Annual Bonus shall be based on objectives for the Company as a whole as established by the Board (or its Compensation Committee) at the beginning of the year, and (ii) fifty percent (50%) of the Annual Bonus shall be based on objectives for Employee as agreed by the Board (or its Compensation Committee) and Employee at the beginning of the year. The Board (or its Compensation Committee) and Employee will endeavor to determine and agree on Employee’s individual objectives for a given year within the first thirty (30) calendar days of each year. Employee must be employed by the Company through December 31 of a given year in order to earn the Annual Bonus for such year. The Annual Bonus for a given year will be paid no later than March 15 of the year following the year to which it relates.

(c)Stock Options. Subject to approval by its Board of Directors, flyExclusive, Inc. (“FLYX”) shall grant stock options to Employee under the following schedule: 1) on the Effective Date, a grant of stock options to purchase One Million, Six Hundred Thousand (1,600,000) shares of FLYX’s outstanding Class A common stock; 2) on the first anniversary of the Effective Date, a grant of stock options to purchase Eight Hundred

Thousand (800,000) shares of FLYX’s outstanding Class A common stock; and 3) on the second anniversary of the Effective Date, a grant of stock options to purchase Eight Hundred Thousand (800,000) shares of FLYX’s outstanding Class A common stock (collectively, the “Options”). The Options shall be granted pursuant to and subject to the terms and conditions of FLYX's 2023 Equity Incentive Plan and shall be further subject to the terms of stock option agreements to be entered into between Employee and FLYX. The exercise price of the Options will be equal to the closing price of FLYX’s common stock on the New York Stock Exchange (“NYSE”) on the applicable date of grant. The Options shall vest over three (3) years in three (3) equal annual installments on the first three anniversaries of the applicable date of grant and will be exercisable pursuant to the terms of stock option agreements. Vesting shall terminate simultaneously with the termination of Employee’s employment. The Options will have a term of 10 years from the applicable date of grant and are not eligible for cashless exercise.

(d)Long Term Incentive Plan. The Company intends to establish a long-term incentive plan (“LTIP”). Subject to the Board’s approval of the LTIP, as well as any terms and conditions of the LTIP determined in the sole discretion of the Board, Employee shall be eligible to receive an additional bonus of up to Two Hundred Fifty Thousand Dollars ($250,000) in each calendar year through the LTIP.

(e)Expenses. The Company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company, including without limitation reasonable travel, lodging, meals, and entertainment upon timely receipt by the Company of appropriate vouchers or other proof of Employee's expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company.

(f)Other Benefits. Employee shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance, paid time off, paid holidays, and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

5.Confidential Information and Inventions.

(a)Confidential Information; Non-Disclosure and Non-Use. Employee recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Employee agrees to keep confidential and not disclose or make accessible to any other person or entity or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of the Company or any of its affiliates. The term

“Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Employee reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Employee expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Confidential and Proprietary Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. Employee agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except in the execution of Employee’s duties to the Company.

(b)Return of Property. Upon request during employment and immediately at the termination of his employment for any reason, Employee will return to the Company all Confidential and Proprietary Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in his possession or under his control. If requested by the Company, Employee will certify in writing that all such materials have been returned to the Company. Employee also expressly agrees that immediately upon the termination of his employment with the Company for any reason, Employee will cease using any secure website, computer systems, e-mail system, phone system or voicemail service provided by the Company for the use of its employees.

(c)Exceptions. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Employee or other violation of this Agreement; or (iii) is disclosed to Employee by a third party under no obligation to maintain the confidentiality of the information. The restrictions in Section 5(a) above will not apply to any information the extent that that Employee is required to disclose such information by law, provided that the Employee (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (z) only discloses that information actually required to be disclosed. Furthermore, pursuant to the Federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(d)Inventions. Employee agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him within the scope of the Company’s business and in the course of his employment with the Company, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however that this Section 5(d) shall not apply to Inventions which are not related to the business of the Company and which are made and conceived by Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Employee hereby assigns to the Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d).

(e)Further Actions and Assistance. Employee agrees to cooperate reasonably with the Company and at the Company’s expense, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Inventions. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this paragraph.

(f)Prior Inventions. Employee will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or to his duties hereunder as having been made or acquired by Employee prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement. Furthermore, notwithstanding anything else in this Section 5, this Agreement shall not be construed to apply to, and shall not create any assignment of, any Inventions of Employee covered by North Carolina General Statutes Section 66-57.1, a copy of which is attached hereto as Appendix B.

(g)Disclosure. Employee agrees that he will promptly disclose to the Company all Inventions initiated, made or conceived or reduced to practice by him, either alone or jointly with others, during the Term.

(h)Survival. The provisions of this Section 5 shall survive any termination of this Agreement.

6.Representations and Warranties.

(a)Employee hereby represents and warrants to the Company as follows:

(i)Neither the execution or delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound.

(ii)Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii)Employee will not use any confidential information or trade secrets of any third Party in his employment by the Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(b)By Company. The Company hereby represents and warrants to Employee that the Company has the full right and power to enter and deliver this Agreement and to perform obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms. All approvals or consents required for the Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, if required, have been obtained.

7.Termination.

(a)Cause. Employee's employment hereunder may be terminated by the Company immediately for "Cause" (defined below). Any of the following actions by Employee shall constitute ("Cause"):

(i)The willful failure, disregard or refusal by Employee to perform his material duties or obligations under this Agreement that is not cured, to the extent subject to cure, by Employee to the reasonable satisfaction of the Company within thirty (30) days after written notice thereof is given to Employee by the Company;
(ii)Any willful, intentional or grossly negligent act by Employee having the effect of materially injuring (whether financial or otherwise and as determined reasonably and in good-faith by a majority of the members of the Board) the business or reputation of the Company or any of its affiliates that is not cured, to the extent subject to cure, by Employee to the reasonable satisfaction of the Company within thirty (30) days after written notice thereof is given to Employee by the Company;
(iii)Employee's conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);
(iv)Any material misappropriation or embezzlement by Employee of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or
(v)Breach by Employee of any material provision of this Agreement that is not cured, to the extent subject to cure, by Employee to the reasonable satisfaction of the Company within thirty (30) days after written notice thereof is given to Employee by the Company.
(vi)For purposes of this Section 7(a). no act or omission by Employee shall be considered willful if reasonably and in good faith believed by Employee to be in, or not contrary to, the best interests of the Company.
(b)Death. Employee's employment hereunder shall be terminated upon Employee's death.
(c)Disability The Company may terminate Employee's employment hereunder due to Employee's "Disability" (defined below). For purposes of this Agreement, a termination due to Employee's "Disability." shall be deemed to have occurred:
(i)when the Board has provided a written termination notice to Employee supported by a written statement from a Reputable Independent Physician (defined below), to the effect that Employee shall have become so physically or mentally incapacitated by reason of physical or mental illness or injury as to be unable to resume his employment under this Agreement (with or without reasonable accommodation as that term is defined under applicable law) within the ensuing three (3) months: or
(ii)upon rendering of a written termination notice by the Board after Employee has been unable to substantially perform his duties hereunder by reason of any physical or mental illness or injury (with or without reasonable accommodation as that term is defined under applicable law) for ninety (90) or more consecutive days or more than one hundred twenty (120) days in any consecutive twelve month period.

The term "Reputable Independent Physician" means a physician satisfactory to both Employee and the Company, provided that if Employee and the Company do not agree on a physician, then a third physician selected by the physicians selected by Employee and the Company. Employee agrees to make himself available and to cooperate in a reasonable examination by the Reputable Independent Physician. The determination of the Reputable Independent Physician as to Employee's disability shall be binding on all Parties.
(d)Good Reason. Employee may terminate his employment hereunder for "Good Reason" (as defined below) pursuant to the procedures set forth in this Section 7(d). In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may attempt to remedy the Good Reason condition. If so remedied, Employee may not resign for Good Reason based on such condition. If the Good Reason condition is not remedied within such thirty (30) day period. Employee may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. The term "Good Reason" shall mean any of the following occurring without the Employee's written consent:
(i)any material breach of this Agreement by the Company;
(ii)any material reduction by the Company of Employee's duties, responsibilities, or authority;
(iii)a relocation of the Company's principal place of business to which Employee reports more than 25 miles from its immediately preceding location;
(iv)a material reduction in Employee's annual base salary unless all officers and/or members of the Company's Employee management team experience an equal or greater percentage reduction in annual base salary and/or total compensation.
(e)Convenience. Either Party may terminate Employee's employment hereunder for any reason or no reason at any time by written notice of termination to the other Party, which notice shall specify the termination date.

8.Compensation upon Termination. In the event Employee's employment is terminated, the Company shall pay to Employee the Base Salary and benefits otherwise payable to him under Section 4 through the last day of his actual employment by the Company along with any reimbursable business expenses subject to the policies of the Company (together, the "Accrued Compensation"). Except for the Accrued Compensation and as otherwise required by law, Employee will have no further entitlement hereunder to any other compensation or benefits from the Company except as expressly provided below:
(a)Terminations Other Than For Cause, Death, or Disability. If the Company terminates Employee's employment for convenience under Section 7(e), other than as a result of

Employee's death or Disability and other than for Cause, or if Employee terminates Employee's employment for Good Reason under Section 7(d), then conditioned upon Employee executing a Release (as defined below) following such termination, the Company shall provide to Employee the following separation benefits: (i) the Company will continue to pay to Employee his Base Salary for a period of six (6) months unless the termination hereunder occurs at the time of or within the 12 months immediately following a Change in Control (as such term is defined in FLYX’s 2023 Equity Incentive Plan) in which case the Company will continue to pay to Employee his Base Salary for a period of twelve (12) months, (ii) if Employee timely elects continued health insurance coverage under COBRA, the Company shall pay the entire premium necessary to continue such coverage for Employee and Employee's eligible dependents until the conclusion of the time when Employee is receiving continuation of Base Salary payments or until Employee becomes eligible for group health insurance coverage under another employer's plan, whichever occurs first, provided however that the Company has the right to terminate such payment of COBRA premiums on behalf of Employee and instead pay Employee a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, and (iii) the Company will provide such other or additional benefits, if any, as may be provided under applicable employee benefit plans, programs and/or arrangements of the Company. The separation benefits set forth above are conditioned upon Employee executing a release of claims against the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company (the "Release") within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary continuation described in this Section 8(a) will be payable to Employee over time in accordance with the Company's payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Employee's employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier.
(b)By Employee for Convenience. If Employee terminates Employee's employment pursuant to Section 7(e), Employee shall not be entitled to receive any payments or benefits other than the Accrued Compensation.
(c)Except for Employee's rights under Section 4(c), the FLYX's 2023 Equity Incentive Plan, and any related agreements concerning stock ownership, this Section 8 sets forth the obligations of the Company with respect to the termination of Employee's employment with the Company, and Employee acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 8 except as required by law or the terms of another employee plan, program or arrangement covering him.
(d)The obligations of the Company that arise under this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.Indemnification. The Company shall defend and indemnify Employee in his capacity as COO of the Company to the fullest extent permitted under applicable law. The Company shall also establish a policy for indemnifying its officers and directors, including but not limited to Employee, for all actions permitted under applicable law taken in good faith pursuit of their duties for the Company, including, but not limited to, the obtaining of an appropriate level of directors' and officers' liability insurance coverage and including such provisions in the Company's bylaws or certificate of incorporation, as applicable and customary. Employee shall be designated as a named insured on such directors' and officers' liability insurance policy. Employee's rights to, and the Company's obligation to provide, indemnification shall survive termination of this Agreement.

10.Compliance with Code Section 409A. The Parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute "deferred compensation" within the meaning of Section 409A will not commence in connection with Employee's termination of employment unless and until Employee has also incurred a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. The Parties intend that each installment of any separation benefits provided for in this Agreement is a separate "payment" for purposes of Section 409A. For the avoidance of doubt, the Parties intend that the separation benefits provided in Section 8(a) (the "Separation Benefits") herein satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute "deferred compensation" under Section 409A and Employee is, as of the separation from service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences to Employee under Section 409A, the timing of the payment of the Separation Benefits will be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee's separation from service, or (ii) the date of Employee's death (such applicable date, the "Specified Employee Initial Payment Date"), and the Company (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the Separation Benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section 10, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

11.Miscellaneous.

(a)Governing Law. Subject to the next sentence, this Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of North Carolina, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.

(b)Personal Jurisdiction. To the fullest extent permitted by applicable law, any action or proceeding relating in any way to this Agreement may only be brought and enforced in the state or federal courts with jurisdiction over Lenoir County, North Carolina, to the extent subject matter jurisdiction exists therefore. The Parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding. The Parties irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the venue of any such action or proceeding in such courts, as well as any acclaim that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)Assignment. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.

(e)Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party. Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.

(f)Notices. All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon (i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Postal Service, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at its/his address set forth at the top of this Agreement; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner.

(g)Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the Parties, relating to the subject matter hereof. Notwithstanding the foregoing, the Parties recognize and agree that non-competition, non-solicitation, and other restrictive covenant provisions may be agreed upon between the Parties in separate agreements.

(h)Affiliate and Control Defined. As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person. A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(i)Captions, Headings and Cross-References. The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.

(j)Severability. The Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(k)Counterpart Execution. This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument. The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means. The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement. This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable. Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures. The Parties hereby waive any right to raise any defense or waiver based upon execution of this Agreement by means of electronic signatures in any proceeding arising under or relating to this Agreement. The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation. The Parties acknowledge that they are capable of retaining electronic records of this transaction.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date set forth above.

EXCLUSIVE JETS, LLC: By: /s/ Thomas James Segrave, Jr. Name: Thomas James Segrave, Jr. Title: Chief Executive Officer Date: 9/26/2024	EMPLOYEE: /s/ Matthew Lesmeister Matthew Lesmeister Date: 9/26/2024

APPENDIX A

PRIOR INVENTIONS.

APPENDIX B

SECTION 66-57.1 OF THE NORTH CAROLINA GENERAL STATUTES
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that:

i.relate to the employer’s business or actual or demonstrably anticipated research or development, or

ii.result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.